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                                                                EXHIBIT 2.02

                         [Colorsmart Letterhead]

                            December 2, 1999

Mr. Robert McDowell
Magnum Digital Inc.
6601 Lyons Rd. C-2
Coconut Creek, Fl.
33073

Gentlemen:

     By this letter, the parties acknowledge that the agreement between Robert McDowell, the sole shareholder of Magnum Digital, Inc. ("Magnum") and Colorsmart.com, Inc., dated September 3, 1998 is binding and in effect. Furthermore, the parties agree that the closing date for the purchase of Magnum's shares has been extended until Colorsmart.com Inc. competes its initial public offering. Colorsmart acknowledges that it will file a registration statement with the Securities and Exchange Commission within the next 15 days. This will also confirm that since no closing has taken place, no shares of Magnum have been issued or delivered to Colorsmart, Magnum has not given a promissory note to Robert McDowell for the purchase price, and there is no deed of pledge between Robert McDowell and Colorsmart extant.

                                   Very truly yours,
                                   Colorsmart.com, Inc.


                                   By: /s/ Roger D. Finchum, Sr.
                                       --------------------------

ACCEPTED, AGREED TO AND ACKNOWLEDGED:


/s/ Robert McDowell
--------------------
Robert McDowell